Exhibit 10.23

SECOND AMENDMENT TO LEASE

This Second Amendment is dated for reference purposes as of December 11, 2009 and is by and between FREMONT LAKE UNION CENTER LLC, a Delaware limited liability company (“Landlord”) and IMPINJ, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord and Tenant entered into an Office Lease with Addendum No. 1 dated as of November 14, 2004 (the “Lease”), pursuant to which Tenant leased from Landlord certain premises in the building (the “Building”) located at 701 North 34th Street, Seattle, Washington, as described more particularly in the Lease. Capitalized defined terms not otherwise defined in this Second Amendment shall have the meaning set forth in the Lease.

B. Landlord and Tenant entered into a First Amendment to Lease dated July 21, 2006 (the “First Amendment”) whereby the area of the premises was expanded. As used in this Second Amendment, the term “Lease” refers collectively to the Lease, as amended by the First Amendment.

C. Tenant has been leasing the area of the Building known as Suite 300 with an agreed rentable area of 37,716 square feet (the “Premises”).

D. Landlord and Tenant desire to amend the Lease to extend the Term thereof and to modify it in certain other respects.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby covenant and agree as follows:

1. Effective Date. This Second Amendment shall be effective as October 1, 2009 (the “Effective Date”) and shall control in the event of any conflict or inconsistency with the Lease.

2. Lease Term. The Term of the Lease is extended for an additional period of seventy two (72) months and will now expire on August 31, 2016.

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3. Base Rent. Beginning on the Effective Date the Minimum Monthly Base Rent due under the Lease shall be paid as indicated in the column below entitled “Minimum Monthly Base Rent”, subject to further adjustments as provided for in paragraph 5 below:

Period	Minimum Monthly Base Rent	Annual “State Rate” Per RSF	Annual “Effective Rate” Per RSF

October 1, 2009 – August 31, 2012	$39,287.50	$17.56	12.50
September 1, 2012 – August 31, 2013	$56,119.00	$19.50	17.86
September 1, 2013 – August 31, 2014	$64,431.50	$20.50	20.50
September 1, 2014 – August 31, 2015	$67,574.50	$21.50	21.50
September 1, 2015 – August 31, 2016	$70,717.50	$22.50	22.50

As this Second Amendment has been executed subsequent to the Effective Date, and Tenant has paid Rent at a higher rate than the Minimum Monthly Base Rent specified above during the period from the Effective Date through the date of mutual execution, Tenant shall be entitled to offset the excess Rent which it paid against Rent coming due after the date of mutual execution.

4. Tenant’s Pro Rata Percentage. Tenant’s Pro Rata Percentage shall be: (a) 19.72% for the period October 1, 2009 through August 31, 2012; (b) 25.37% for the period September 1, 2012 through August 31, 2013; and (c) 27.71% for the period thereafter, but with the (a) and (b) percentages being subject to adjustment, as provided in paragraph 5 below. If Landlord elects to create such, Operating Costs will also include costs associated with the creation, operation and maintenance of a shower and related service facility in the Complex for use as part of Common Areas, including in Operating Expenses an amount equal to the fair market value of any previously income generating area devoted to such facility, at market rents not to exceed $20 per RSF per year, but with Capital Costs related to such facility to be amortized as provided for in the definition of Capital Costs.

5. Base Rent and Pro Rata Percentage Adjustments. Minimum Monthly Base Rent and Tenant’s Pro Rata Share Percentages shall be adjusted for the occurrences addressed in the following subparagraphs in the manner indicated below:

(a) If during the period between the Effective Date through August 31, 2012 (the “Interim Period”) Tenant acquires, whether through asset or equity purchase, merger or reverse merger or like event, whether directly or indirectly or through an affiliate, a company that has ten (10) or more employees who will be located in the Premises (an “Acquisition”), then Minimum Monthly Base Rent shall be increased by Two Hundred and Ninety Two dollars ($292) multiplied by the number of employees covered by the Acquisition, for the time between the date the Acquisition closes through the end of the Interim Period. Also, during such Interim Period, Tenant’s Pro-Rata Percentage shall be increased by 0.1469 of a percentage point for each Employee covered by the

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Acquisition. Notwithstanding the foregoing, in no event shall Minimum Monthly Base Rent be increased to more than Fifty-Five Thousand One Hundred Ninety Six and 86/100 Dollars ($55,196.86) during the Interim Period; nor shall Tenant’s Pro Rata Percentage Interest be increased beyond 27.71%.

(b) If during the Interim Period, the area of the space currently being subleased by Tenant to Swype, Inc. (“Swype”) is increased whether by amendment of the existing sublease, a new sublease or otherwise (collectively an “Amended Sublease”), then the Minimum Monthly Base Rent payable under this Lease for the balance of the Interim Period shall be increased by an amount determined by multiplying the additional subleased rentable area in square feet (the “Increased Sublease Area”) covered by the Amended Sublease by One and 46/100 dollars ($1.46) per rentable square foot effective as of the effective date of the Amended Lease. On the effective date of the Amended Sublease, Tenant’s Pro Rata Percentage shall be increased by adding 0.1469 of a percentage point to Tenant’s Pro Rata Percentage Interest for each 200 RSF of Increased Sublease Area or fraction thereof. Notwithstanding the foregoing, however, in no event shall Minimum Monthly Base Rent be increased to more than Fifty-Five Thousand One Hundred Ninety Six and 86/100 Dollars ($55,196.86) during the Interim Period; nor shall Tenant’s Pro Rata Percentage Interest be increased beyond 27.71%.

(c) If during the period from the Effective Date through August 31, 2013 (the “Extended Interim Period”), Tenant subleases space (a “New Sublease”) to a person or entity other than Swype (a “New Subtenant”), then the Minimum Monthly Base Rent payable under the Lease shall be increased as of the effective date of the New Sublease by multiplying the rentable area in square feet covered by the New Sublease (the “New Sublease Area”) by one-twelfth of the Stated Rate(s) for the remaining Extended Interim Period as adjusted pursuant to Section 3 above. On the effective date of the New Lease, Tenant’s Pro Rata Percentage shall be increased by adding 0.1469 of a percentage point to then Tenant’s Pro Rata Percentage Interest for each 200 RSF of New Sublease Area or fraction thereof. Notwithstanding the foregoing, in no event shall Minimum Monthly Base Rent be increased to more than Fifty-Five Thousand One Hundred Ninety Six and 86/100 Dollars ($55,196.86) during the Interim Period, or to more than Sixty-One Thousand Two Hundred and Eighty-Eight Dollars ($61,288)) after August 31, 2012, nor shall Tenant’s Pro Rata Percentage Interest be increased beyond 27.71% for the Extended Interim Period.

(d) If the Swype Sublease is extended beyond August 31, 2012, then the Minimum Monthly Base Rent shall be increased for the period September 1, 2012 through August 31, 2013 by an amount equal to the annual Stated Rent for the period in question, divided by 12, and multiplied by the whole area in square feet subleased to Swype, but in no event to an amount more than Sixty-One Thousand Two Hundred and Eighty-Eight Dollars ($61,288). Tenant’s Pro rata Percentage shall be increased by adding 0.1469 of a percentage point to then Tenant’s Pro Rata Percentage Interest for each 200 RSF of space in the entire Swype subleased premises or fraction thereof; but Tenant’s Pro Rata Percentage Interest shall not be increased beyond 27.71%.

(e) Tenant shall be obligated to promptly notify Landlord of an event covered by subparagraphs 5(a) through 5(d), to provide Landlord with a copy of the agreement reflecting the event and, in the case of subparagraph 5(a), to provide Landlord with documentation with respect to the employee increase resulting from the Acquisition. For purposes of subparagraphs 5(b)-(d), the effective date shall be the date upon which Swype or the New Subtenant is first entitled to occupy such space or the date upon which rent thereon commences, whichever occurs first.

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6. Premises Condition. Tenant acknowledges that it has accepted the Premises in its present AS IS condition, with no Landlord obligation to alter or improve it in any respect as a consequence of the Second Amendment. All Tenant alterations, additions or improvements to the Premises are subject to the terms of the Lease.

7. New Climate Measures; LEED.

(a) Landlord and Tenant acknowledge that it is likely that new laws will be enacted dealing with energy conservation, CO2 emissions, transportation and other matters related to global climate change (“Climate Measures”) and that existing Climate Measures policies will be implemented through the adoption of governmental rules and regulations (such laws, rules and regulations being collectively referred to herein as “New Climate Measures”) which could increase the obligations of, and restrictions on, Landlord related to the Building from those which existed on the date of this Lease. Tenant covenants to use reasonable efforts to comply with the requirements of New Climate Measures applicable to Tenant and to reasonably cooperate with Landlord in connection with satisfying Landlord’s compliance requirements with respect to the climate measures and to any U.S. Green Building Council’s Leadership in Energy and Environmental Design programs (“LEED”) measures implemented by Landlord, including, but not limited to, providing Landlord with monitoring data and reporting duties related to the Premises, provided that Tenant is not required to incur anything more than incidental additional costs in such efforts, and is not otherwise materially adversely impacted in its use and enjoyment of the Premises, in connection with such compliance measures.

(b) Tenant acknowledges that the Building is or may become in the future certified under the LEED rating system. Landlord’s sustainability practices address whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste will, if available to Tenant without additional cost, be in compliance with minimum standards and specifications, in addition to all applicable laws, provided that nothing contained in this Lease shall require to build out the Premises in its initial construction to LEED standards or ratings. Tenant shall cooperate with Landlord to comply with Landlord’s sustainability practices, subject to the qualifications in this Section 7.

(c) Effective as of the Commencement Date, Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; using reasonable efforts to encourage its employees to close shades in the Premises to avoid overheating the space and to turn off lights and equipment at the end of the work day; purchasing ENERGY STAR® qualified equipment, including but not limited to lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program, provided such equipment and products are available without additional cost to Tenant.

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8. Letters of Credit. Landlord is currently holding the following letters of credit (collectively, the “Existing Letters of Credit”). Upon execution of this Second Amendment Landlord and Tenant shall take such actions as may be required (at Tenant’s option) to (i) reduce the collective balance of the Existing Letters of Credit to $300,000, or (ii) to substitute a new letter of credit for the benefit of Landlord in the amount $300,000 issued by any of Silicon Valley Bank, Comerica Bank, Bank of America or Wells Fargo or another national bank acceptable to Landlord (the “New Letter of Credit”) and otherwise meeting the requirements of Section 4 of the First Amendment (whereupon Landlord shall return the Existing Letters of Credit to Tenant). The New Letter of Credit or Existing Letters of Credit as the case may be shall be governed by all of the terms of Section 4 of the First Amendment, except that (a) the total amount thereof shall be reduced to $150,000 ninety (90) days after Tenant provides Landlord with a certificate from Tenant’s chief financial officer to the effect financial statements showing that for two (2) consecutive quarters Tenant has recorded positive net income in accordance with GAAP, (b) all letters of credit shall be returned to Tenant subject to Tenant’s delivery to Landlord of a cash Security Deposit of $70,717, ninety (90) days after Tenant provides Landlord with a certificate from Tenant’s chief financial officer to the effect that for four (4) consecutive quarters Tenant has recorded positive net income in accordance with GAAP, and (c) even if Tenant has not met the requirements of either (a) or (b), the New Letter of Credit or existing Letter of Credit, as the case may be, shall be reduced to $200,000 on January 1, 2011, in all cases so long as Tenant is not then in default under the Lease. Tenant’s interim (quarterly) financial statements for purposes of determining profitability and letter of credit reductions purposes shall be prepared in accordance with GAAP and Tenant’s normal internal reporting functions. The terms of paragraph F of the Addendum No. 1 to Lease are deleted in their entirety.

9. Renewal Option.

(a) Renewal. If Tenant is not in default under the Lease, Tenant shall have the option to renew the Lease for a term of either three (3) or five (5) years (the “Renewal Term”), which shall begin on September 1, 2016. To exercise a renewal option Tenant must give Landlord written notice thereof including whether Tenant elects the three or five year term (the “Notice of Exercise”) no sooner than September 1, 2015 nor later than December 1, 2015. If Tenant timely exercises a renewal option, this Lease shall continue in effect as written, except that Minimum Monthly Rent for the Renewal Term shall be adjusted as provided for in paragraph 9(b) below. The renewal option is personal to Tenant and may not be exercised by an assignee, subtenant or successor, except as provided in paragraph A.2 of Addendum No. 1 to Lease.

(b) If Tenant exercises its renewal option, then the Minimum Monthly Rent for the Renewal Term shall be equal to Fair Market Rent, as defined in paragraph B.1. of Addendum No. 1 to the Lease, with Fair Market Rent to be determined in accordance with the terms of the balance of paragraph B of Addendum No. 1 to the Lease.

10. Parking.

(a) Tenant shall be allocated exclusive use and occupancy, and shall pay stall rental for, the number of stalls shown below, subject to adjustment as noted in this paragraph below. The initial location of such stalls (“Tenant’s Stalls”) is shown on Exhibits A-1 through A-3, the

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location of the 75 initial Tenant stalls being shown on Exhibit A-1 the location of the eight (8) additional stalls being shown on Exhibit A-2 and the location of the Optional Stalls being shown on Exhibit A-3. Landlord shall have the right to change the location of Tenant Stalls from time to time upon reasonable advance notice to Tenant, but only, in each instance, to a single stall, not a tandem stall. The minimum number of parking stalls which Tenant shall be initially obligated to take, and pay rent on and the monthly per stall rental rates thereafter, are as follows:

Period	Number of Stalls	Monthly Rate	Optional Stalls

October 1, 2009 – August 31, 2010	75	$75	9
September 1, 2010 – August 31, 2012	65	$75	11
September 1, 2012 – August 31, 2013	76	$100	11
September 1, 2013 – August 31, 2014	83	$100	12
September 1, 2014 – August 31, 2016	83	Market	12

The monthly rates quoted in this paragraph 10 are inclusive of any applicable Washington State Sales Tax and other then applicable taxes. Landlord shall timely remit to the State all sales tax due to the State and indemnify Tenant from any claims by the State for sales tax due in connection with Tenant’s Stalls. The terms of paragraph D of Addendum No. 1 to the Lease are deleted in their entirety.

(b) Tenant shall have the right after at least ninety (90) days prior written notice to exclude from Tenant’s Stalls, and on which it is paying stall rental, effective as of the first day of a calendar month, up to the number of stalls listed in the Optional Stalls category of paragraph 10(a) above in the area shown on Exhibit A-3 (the “Stall Maximum”). A stall so excluded is referred to herein as an “Excluded Stall”.

(c) If a stall is an Excluded Stall, Landlord shall have the right to rent such stall on a monthly basis or to lease it to another party.

(d) Tenant may add to Tenant’s Stalls all or any number of up to all Option Stalls which it had previously relinquished as of the first day of the month after the month in which Tenant notifies Landlord of its desire to regain such, at the then applicable monthly rate provide for in paragraph 10(a). If the originally relinquished stalls have been committed to another Person or entity, Landlord shall make available such stalls from any other Plaza Building stalls which are not rented on a monthly basis, not encumbered in any other lease, or identified by the property manager as hourly stalls or are designated by Owner as hourly stalls (“Available Stalls”).

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(e) Tenant shall have the right to lease any Available Stalls on a month-to-month basis at Landlord’s then market rates for such stalls.

(f) For the one (1) year period beginning on September 1, 2014, the monthly per stall rate paid by Tenant for its parking stalls shall be adjusted to the lower of (a) $125 per stall, or (b) market rates for such stalls, as defined in paragraph 10(h) below. For the one (1) year period beginning on September 1, 2015, the monthly per stall rental rate paid by Tenant for its parking shall be adjusted to the lower of (a) $135 per stall, or (b) market rates for such stalls, as defined in paragraph 10(h). Rental rates for stalls shall be market rates during the Renewal Term.

(g) As used in this paragraph 10 “market rates” refers to parking rates charged for the following properties in the general Fremont area, being deemed comparable properties for parking purposes the parking rates which were in the $125 - $130 per month range at the date of the execution of this Lease: Park View Building, Waterside Building, Canal View Building, Evanston Building and Lake View Building. Tenant shall comply with the rules and regulations applicable to the Complex garage.

(h) Landlord shall mark Tenant’s Stalls with a stall number and/or the name “Impinj.” Tenant’s Stalls are for Tenant’s exclusive use so long as they are not Excluded Stalls. Landlord shall use reasonable efforts to monitor and address unauthorized users, tenants and visitor’s use of Tenant’s stalls.

11. Rent Credit. Landlord shall provide Tenant a total credit which Tenant may use against Rent of $754,320 in accordance with the terms of this paragraph 11.

(a) Of this rental credit, $536,880 shall be available for use against Rent commencing on January 1, 2010.

(b) The sum of $153,820 shall be available for use against Rent commencing on September 1, 2012 provided that (i) Tenant may apply not more than $12,497.70 per month of such sum against Base Minimum Monthly Rent; and (ii)Tenant may offset against only 22.27% of any Additional Rent charged in a month.

(c) The sum of $63,620 shall be available for use against Rent on September 1, 2013 provided that (i) Tenant may apply not more than $5,431.38 per month of such sum against Minimum Monthly Base Rent, and (ii) Tenant may offset against only 8.43% of any additional rent charged in a month.

No portion of the rent credit may be used while Tenant is in default under the Lease, with a default being deemed to exist during the cure period, if any, for such default. If the Lease is terminated due to a Tenant default, then Tenant’s right to any then unused rent credit shall terminate as well.

12. Brokerage Commission. Landlord will pay Tenant’s real estate broker, Steven Schwartz and Jeff Durrell of Pacific Real Estate Partners, Inc. (“Broker”), a commission pursuant to separate agreement between Landlord and Broker.

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13. Tax Credit. To the extent Tenant engages in high tech related research and development (including software and internet) Landlord will work with Tenant to apply for and receive the Washington State High Tech Tax Deferral, but shall not be obligated to incur any additional costs or risks in connection therewith.

14. Continued Effect. The Lease shall continue in full force and effect as written, except as expressly identified by the terms of this Second Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the date first written above.

LANDLORD:

FREMONT LAKE UNION CENTER LLC

By	/s/ Bert Emme
	Its	Berit Emme - Director

By	/s/ Sabine Ruppel
	Its	Sabine Ruppel - Director

TENANT:

IMPINJ, INC.

By	/s/ Evan Fein
	Its	SVP Finance
Evan Fein

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Roll of Documents No. 2142/2009 HE

Hereby I,

Dr. Rolf-Hermann Henniges, Notary Public

practising Alstertor 14, D-20095 Hamburg,

certify, that the above are the true signatures, subscribed in my presence, of

1.	Ms. Sabine Ruppel,

date of birth: 16th day of May, 1971,

address: Caffamacherreihe 8, D-20355 Hamburg,

personally known to me, and

2.	Ms. Berit Emme, born Winkler,

date of birth: 28th day of May, 1972,

address: Caffamacherreihe 8, D-20355 Hamburg,

personally known to me,

both acting on behalf of the

FREMONT LAKE UNION CENTER LLC, a Delaware limited liability company.

Hamburg, the 18th day of December, 2009

/s/ Dr. Rolf-Herman Henniges Dr. Rolf-Hermann Henniges, Notary Public

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